EXHIBIT 15



Pancho's Mexican Buffet, Inc.:

We have reviewed in accordance with standards established by the American Institute of Certified Public Accountants the unaudited interim financial information of Pancho's Mexican Buffet, Inc. and subsidiaries for the three-months and nine-months ended June 30, 1997 and 1996, as indicated in our report dated August 5, 1997, which includes an explanatory paragraph with regard to the Company's ability to continue as a going concern; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated by reference in Registration Statements No. 2-86238 and No. 33-60178 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP

Fort Worth, Texas

August 14, 1997